Exhibit 10.3

May 30, 2023

John W. Garratt

[*]

Dear John,

This letter (this “Engagement Letter”) outlines the terms and conditions of our engagement of you to provide certain services to Dollar General Corporation (the “Company”) as described herein following your retirement from employment with the Company effective June 2, 2023 (the “Retirement Date”) through April 1, 2024 (the “Period of Engagement”).

1.Scope of Engagement

From time to time during the Period of Engagement, the Company may request advice and consultation on various matters (the “Services”). It shall be entirely within your discretion to decide whether or not to perform the Services. The Services will be performed on an independent contractor basis and will be at such a level so as not to negate or otherwise override the "separation from service" that has occurred between you and the Company as of the Retirement Date within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulation, 26 C.F.R. § 1.409A-1(h) (collectively "Section 409A"). Accordingly, notwithstanding any other provision or term of this Engagement Letter, in no event will the level of Services you perform under this Engagement Letter be more than twenty percent (20%) of the average level of services you performed for the Company over the 36-month period immediately preceding the Retirement Date. You may provide the Services at the Company’s corporate offices or elsewhere at your sole discretion. If you provide the Services at the Company’s corporate offices, the Company will provide you with office space and, as needed, administrative support. You will perform the Services in a professional manner to the best of your ability.

2.Fees and Expenses

The Company will pay you an hourly fee of $1,500/hour for Services that you perform pursuant to this Engagement Letter.

The Company will also reimburse you for any reasonable, documented expenses incurred in providing the Services.

You shall submit an invoice for hours worked and expense reimbursement requests to the Company within thirty (30) days following each month in which the Services are performed or expenses incurred. The Company shall pay each undisputed invoice and reimbursement request within thirty (30) days after timely receipt. Such invoices and expense reimbursement requests shall be sent to the attention of the General Counsel.

You will be responsible for the payment of taxes on compensation paid under this Engagement Letter, including income taxes, social security taxes and other or similar taxes required by application of law. The Company shall not withhold any taxes in connection with the compensation paid to you hereunder. Such tax payments shall be your sole responsibility, and you agree to file all required forms and make all required payments appropriate to your tax status when and as they become due.

3.Confidentiality

You agree that, as a condition to the receipt of Confidential Information, you shall: (i) not disclose, directly or indirectly, to any third party (including, without limitation, any of your affiliates, any research company, analyst, any member of the media, any direct or indirect competitor of the Company or any of its subsidiaries or affiliates) any portion of the Confidential Information without the prior written consent of the Company; (ii) not use or exploit the Confidential Information in any way except for purposes of providing Services to the Company in accordance with this Engagement Letter; (iii) not copy the Confidential Information, in whole or in part; (iv) segregate such Confidential Information from your own proprietary information and information received from third parties; (v) promptly return or destroy, at the Company’s option, all materials and documentation containing or regarding the Confidential Information upon the end of the Period of Engagement or upon request of the Company; (vi) take all necessary precautions to protect the confidentiality of the Confidential Information received hereunder and exercise at least the same degree of care in safeguarding the Confidential Information as you would with your own confidential information, but in no event less than a diligent standard of care; and, (vii) promptly advise the Company in writing upon learning of any unauthorized use or disclosure of the Confidential Information.

If you are required under a final judicial or governmental order to disclose any Confidential Information, you may disclose the Confidential Information provided that you give the Company sufficient prior notice to contest such order and that you disclose only such portions of the Confidential Information as required by such order.

During the Period of Engagement, you may be privy to material, non-public information of the Company or any of its subsidiaries or affiliates. You hereby acknowledge that you understand and are aware that federal securities laws prohibit any person (including his/her spouse and dependents and anyone living in his/her home) who possesses material, non-public information about a company from purchasing or selling securities of such company while such information remains material and non-public or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and you hereby agree to comply with such laws.

For purposes of this Engagement Letter, “Confidential Information” shall mean confidential or other proprietary information, data, documents or materials (whether oral, written, electronic or otherwise) pertaining to the Company or any of its subsidiaries or affiliates that is disclosed or available to you in connection with the performance of the Services including, without limitation, any strategies, research, methodologies, techniques, transportation data, sales data, financial information, designs, drawings, models, prototypes, product specifications and documentation, business, marketing and product plans and data, inventory management data, current or future initiatives, information related to debt or equity offerings, pricing, vendor lists, customer lists, flow charts, non-public material information, and other confidential business information, whether of tangible or intangible value to the Company or any of its subsidiaries or affiliates. Confidential Information shall also include any information observed by you while at the facilities of the Company or any of its subsidiaries or affiliates or in the course of meetings with personnel of the Company or any of its subsidiaries or affiliates, or the personnel of any of the Company’s or any of its subsidiaries’ or affiliates’ advisors, consultants or representatives. Confidential Information shall not include information that is or becomes public knowledge without any action by, or involvement of, you.

If the terms of this Engagement Letter are acceptable to you, please date and countersign below.

Sincerely,

/s/ Rhonda M. Taylor

Rhonda M. Taylor

Executive Vice President & General Counsel

Address for Invoices: Attn: General Counsel
100 Mission Ridge,
Goodlettsville, TN
37072

Agreed and Accepted:

Date: 5-30-2023 /s/ John W. Garratt

John W. Garratt

Address: [*]